Exhibit 99.1

NEWS RELEASE

NEW MEXICO FINANCIAL CORPORATION
TO MERGE WITH FIRST STATE BANCORPORATION

Albuquerque, NM-- September 7, 2005--On September 2, 2005, First State Bancorporation ("First State") (NASDAQ:FSNM) announced that it has entered into a definitive agreement in which it will merge with New Mexico Financial Corporation ("NMFC") and its wholly owned subsidiary, Ranchers Banks, in an exchange of First State common stock for the common stock of NMFC, after certain shareholders of NMFC receive cash for their shares from NMFC. NMFC is a financial holding company and Ranchers Banks is a New Mexico state chartered bank, with both headquartered in Belen, New Mexico. Ranchers Banks operates nine offices in Belen, Los Lunas, Albuquerque, Edgewood, Moriarty and Grants, New Mexico.

First State Bancorporation is a $2 billion New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, and Utah through its wholly owned subsidiary First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah. First State has the third largest deposit market share in New Mexico, without giving effect to this acquisition. Pro forma for the acquisition, First State will have total assets of approximately $2.1 billion, with a total of 39 branches in three states.

The shareholders of NMFC will be allowed to choose whether to exchange their stock in NMFC for the common stock of First State, or to have NMFC purchase their shares, and retire those shares as treasury stock, for cash in an amount equal to the value of the stock consideration, just prior to completion of the acquisition. The value of the First State stock will be based on the average closing price of First State's common stock for the ten consecutive trading days ending on the third calendar day prior to the closing date of the transaction.

"Ranchers Banks is an organization that has a long history as a great community bank that has served its customers well," Chief Executive Officer Michael R. Stanford commented. "Ranchers Banks' Chairman, President and CEO, Henry Jaramillo Jr. and his family, have been pillars of the community in their native Valencia County. We are pleased that Henry has agreed to remain affiliated with our organization in the years ahead. With its strong presence in the Belen and Los Lunas markets, this acquisition will solidify our presence there, and will give us two excellent additional locations in Albuquerque," continued Stanford.

The transaction, which is subject to regulatory approval and approval by the shareholders of NMFC, is expected to close in the fourth quarter of 2005, with operational integration to follow soon after.

Jaramillo added, "The stockholders of New Mexico Financial Corporation and Ranchers Banks are proud to become associated with a strong customer and community service oriented financial institution. The combined resources of the two institutions provide added value and convenience to stockholders, employees and the community. We invite our loyal customers and general public to visit any one of our conveniently located offices in Belen or throughout central New Mexico."